SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
______________

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):                         April 20, 2015

CRAFT BREW ALLIANCE, INC.
(Exact Name of Registrant as Specified in Charter)

Washington	0-26542	91-1141254
(State or Other Jurisdiction of Incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

929 North Russell Street
Portland, OR 97227-1733
 (Address of Principal Executive Offices, Zip Code)

(503) 331-7270
 (Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 20, 2015, Craft Brew Alliance, Inc. (“CBA” or the “Company”), announced the appointment of Joseph Vanderstelt, age 49, as Chief Financial Officer. Mr. Vanderstelt will join CBA on April 27, 2015, and will oversee all financial operations and investor relations activities for the Company. He will report directly to CBA CEO Andrew Thomas.

Since 2010, Mr. Vanderstelt served as Senior Director, Finance & Planning for MillerCoors, a joint venture of SABMiller plc and Molson Coors Brewing Company formed in 2008 and the second largest brewer in the United States. In this role, he led the development of financial and business strategies for the company’s craft/import division, Tenth and Blake, with responsibility for the start-up, operating, financial, and M&A strategies associated with delivering the division’s annual revenue, market share, and profit targets. From 2008 to 2010, Mr. Vanderstelt served as Senior Director, Marketing Finance, supporting all U.S. business units during the inception of MillerCoors. Prior to that, he was Director, Marketing Finance of Miller Brewing Company from 2006 to 2008, where he was responsible for financial planning and budgeting, accounting, financial forecasting, and resource allocation. From 2001 to 2006, he served in several management roles for Miller Brewing Company, including General Manager of two business units in California and Nevada from 2004 to 2006.

In connection with his appointment as CFO, CBA has entered into an employment letter agreement with Mr. Vanderstelt effective April 27, 2015 (the “Employment Agreement”). The Employment Agreement provides that Mr. Vanderstelt’s initial annual base salary will be $250,000. He will be eligible for an annual cash incentive bonus for 2015 in a target amount equal to 55% of his base salary (prorated based on the period from April 27, 2015, through December 31, 2015) based on achievement of corporate and individual performance goals approved by the compensation committee of CBA's Board of Directors. He will be paid a signing bonus of $50,000 in two equal installments on each of his 3-month and 12-month anniversaries following hiring, together with a gross-up reimbursement of applicable taxes, as well as $59,000 to cover relocation expenses. Mr. Vanderstelt will also receive an award of nonqualified stock options and performance shares with a Black-Scholes value of $187,500 on April 27, 2015.

The Company and Mr. Vanderstelt have also entered into a separate Employee Confidentiality/Proprietary Information and Noncompetition Agreement effective April 27, 2015 (the "Noncompete Agreement"), pursuant to which Mr. Vanderstelt is prohibited from accepting employment with a competitor of CBA (as defined in the Noncompete Agreement) during the employment period and for six months following termination of his employment voluntarily or for cause.

If the Company terminates Mr. Vanderstelt’s employment without cause or Mr. Vanderstelt terminates his employment for good reason (as those terms are defined in the Employment Agreement), Mr. Vanderstelt will be entitled to severance payments based on his base salary in effect at termination for a period (the "Severance Period") of 6 months until he has been employed by CBA for 13 years, plus two additional weeks for each full year of service thereafter up to a maximum of 12 months. He would also be entitled to payment during the Severance Period (or until finding new employment, if earlier) of an amount equal to the premiums payable under COBRA for the same or equivalent health benefits as were being provided at the time of termination. Mr. Vanderstelt’s entitlement to severance benefits would cease if he became employed by a competitor of the Company. The payment of severance benefits is also conditioned on Mr. Vanderstelt's execution of a general release of claims against the Company.

There are no transactions in which Mr. Vanderstelt has an interest requiring disclosure under Item 404(a) of Regulation S-K. There are no family relationships between him and any other executive officer or director of the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRAFT BREW ALLIANCE, INC.

Dated: April 24, 2015	By:	/s/Joseph K. O’Brien
Joseph K. O'Brien
Controller and Principal Accounting Officer